Exhibit 10.3

EXECUTION VERSION

OWENS CORNING VETROTEX REINFORCEMENTS

OPTION AGREEMENT

Dated as of February 20, 2007

By and Among

Owens Corning

and

Owens Corning Composite Coöperatief U.A.

and

Société de Participations Financières et Industrielles S.A.S.

and

Ondatra S.A.S.

i

LIST OF SCHEDULES

Schedule	Description

Exhibit A	Definitions

Schedule 1.1	Exit Price

Schedule 1.1 (a)	EBITDA

Schedule 1.1 (b)	Adjustments to Exit Price

Schedule 1.1 (c)	Example of Calculation of Exit Price

Schedule 2.1	SG Topco Structure of Ownership

Schedule 2.3	SG Topco Corporate Charter

Schedule 2.5	SG Topco Permitted Liabilities

THIS OPTION AGREEMENT (the “Option Agreement”), dated as of February 20, 2007, among Owens Corning, a company organized under the Laws of the State of Delaware (“OC Parent”), Owens Corning Composite Coöperatief U.A. (“OC Topco”), a company organized under the Laws of The Netherlands, Société de Participations Financières et Industrielles S.A.S., a company organized under the Laws of France (“SG Parent”, OC Parent and SG Parent collectively, the “Parents”), and Ondatra S.A.S., a company organized under the Laws of France (“SG Topco”).

WITNESSETH

WHEREAS, OC Topco, OC Parent, SG Topco and SG Parent have entered on the date hereof into (i) a Master Contribution Agreement (the “Master Contribution Agreement”), which contemplates the formation of Owens Corning Vetrotex Reinforcements as a société privée à responsabilité limitée organized under the Laws of Belgium (the “Company”) to be owned sixty percent (60%) by OC Topco and forty percent (40%) by SG Topco, and (ii) together with the Company in formation, a Joint Venture Agreement (the “JV Agreement”), which provides certain terms and conditions for the management and operations of the Joint Venture (as defined herein); and

WHEREAS, the Parties desire to grant to each other certain rights of purchase and sale with respect to their direct or indirect ownership interests in the Company;

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms used in this Option Agreement shall have the meaning specified in Exhibit A.

ARTICLE II

WARRANTIES AND COVENANTS

2.1 Ownership Structure of SG Topco. Subject to Section 3.4(d), SG Parent and SG Topco undertake to maintain the structure of ownership of SG Topco in accordance with Schedule 2.1.

2.2 No Encumbrances. SG Parent and SG Topco undertake to keep the Ownership Interests in SG Topco, as well as any and all assets of SG Topco, including its Ownership Interests in the Company and the Management Company, free and clear of all rights of pledges, liens, options or other encumbrances (other than as provided herein).

2.3 Form of Corporate Charter. SG Parent and SG Topco undertake that the purpose of SG Topco as defined in its corporate charter will be limited to the holding and management of its Ownership Interests in the Company and the Management Company, and other related ancillary activities.

2.4 Business of SG Topco. (a) SG Parent shall cause SG Topco not to, and SG Topco undertake not to, conduct any business activity other than the ownership and management of its Ownership Interests in the Company and the Management Company. (b)

Without limiting the generality of the foregoing, SG Topco shall not own any material asset other than the Ownership Interests in the Company and the Management Company, loan receivables from the Company in respect of SG Shortfall Shareholder Loans in accordance with the provisions of the Master Contribution Agreement and dividend rights from the Company or the Management Company and cash proceeds received on account of dividends paid by the Company or the Management Company.

2.5 Restricted Liabilities. SG Parent shall cause SG Topco not to, and SG Topco shall not, incur any material liabilities, actual or contingent, present or future, liquidated or not, or enter into any obligations or commitments, other than liabilities specifically listed in Schedule 2.5, loan payables to the Company in respect of SG Excess Shareholder Loans in accordance with the provisions of the Master Contribution Agreement and obligations or commitments incurred in the ordinary course of business in connection with the discharge of its tax, corporate and other good standing obligations. Prior to the transfer by SG Parent of its Ownership Interest in SG Topco, SG Parent shall cause SG Topco to, and SG Topco shall pay in full the liabilities listed in Schedule 2.5, any liabilities resulting from any unauthorized business activities of SG Topco in accordance with Section 2.4 and any debt due and payable by SG Topco.

2.6 Information.

(a) Annually, within thirty (30) days after their adoption and in any case no later than June 30, SG Parent shall deliver to OC Parent a copy of SG Topco’s annual financial statements, comprising a balance sheet, income statement and notes thereto, prepared in accordance with French GAAP, together with the opinion of SG Topco’s independent auditors with respect thereto.

(b) SG Parent shall keep OC Parent fully informed of any event or circumstance that might reasonably affect the exercise by OC Topco of its rights pursuant to Article III hereof or materially adversely impact the net worth of SG Topco in a timely manner.

2.7 Corporate Existence and Capital. On the Closing Date, SG Topco shall be an entity duly formed and validly existing, that has had no business activities from the date of its organization to the Closing Date. All the issued and outstanding Ownership Interests of SG Topco shall have been duly authorized, validly issued and fully paid and will be owned by SG Parent.

ARTICLE III

OPTIONS

3.1 SG Parent Put Option

(a) As from the end of the forty-eighth (48th) month following the Closing Date, SG Parent shall have the right (to be exercised pursuant to Section 3.4) to cause OC Topco, or its designee, to purchase all (but not less than all) of its Ownership Interests in SG Topco (the “Put Option”).

(b) Subject to Schedule 1.1, the purchase price for all of SG Parent’s Ownership Interests in SG Topco purchased pursuant to the Put Option shall be equal to the sum of the Exit Price, the Management Company Price and the Target Price.

3.2 OC Topco Call Option

(a) As from the end of the forty-eighth (48th) month following the Closing Date, OC Topco, or its designee, shall have the right (to be exercised pursuant to Section 3.4) to purchase all (but not less than all) of SG Parent’s Ownership Interests in SG Topco (the “Call Option”).

(b) The purchase price for all of SG Parent’s Ownership Interests in SG Topco purchased pursuant to the Call Option shall be equal to the sum of the Exit Price, the Management Company Price and the Target Price.

3.3 Change of Control

(a) In addition to the Put Option and the Call Option set forth in Sections 3.1 and 3.2, respectively, SG Parent shall have the following right to sell its Ownership Interests in SG Topco in the event of an OC Change of Control and OC Topco shall have the following right to purchase SG Parent’s Ownership Interests in SG Topco in the event of a SG Change of Control.

(b) In the case of any Change of Control, the Parent experiencing the Change of Control shall provide the other Parent with written notice of such event ten (10) days prior to the effective date of such event (the “Change of Control Notice”). Such Change of Control Notice shall include the name and details of the OC Competitor or the SG Competitor, as applicable, involved in such Change of Control and the details of the Change of Control, including the effective date.

(c) In the case of an OC Change of Control, SG Parent shall have the right (to be exercised pursuant to Section 3.4) to cause OC Topco, or its designee, to purchase all (but not less than all) of its Ownership Interests in SG Topco (the “Change of Control Put Option”) by delivering an Option Exercise Notice within thirty (30) days of its receipt of the Change of Control Notice. If no Option Exercise Notice is delivered within such thirty (30) day period, SG Parent’s Change of Control Put Option shall lapse with respect to such OC Change of Control.

(d) In the case of an SG Change of Control, OC Topco, or its designee, shall have the right (to be exercised pursuant to Section 3.4) to purchase all (but not less than all) of SG Parent’s Ownership Interests in SG Topco (the “Change of Control Call Option”) by delivering an Option Exercise Notice within thirty (30) days of its receipt of the Change of Control Notice. If no Option Exercise Notice is delivered with such thirty (30) day period, OC Topco’s Change of Control Call Option shall lapse with respect to such SG Change of Control.

(e) In the event either OC Topco or SG Parent exercises its respective Change of Control Option, the purchase price for all of the Ownership Interests in SG Topco shall be equal to the sum of Exit Price, the Management Company Price and the Target Price, provided that if such exercise occurs prior to the forty-eighth (48th) month following the

Closing Date, the Exit Price shall be calculated as if the Change of Control Option had been exercised after the end of the forty-eighth (48th) month but before the end of the sixtieth (60th) month following the Closing Date (except that neither the performance premium nor the minimum threshold, in each case as set forth in Schedule 1.1, shall be applicable).

3.4 Option Exercise Procedure

(a) Annually, together with the preparation of the annual financial statements of the Company for the relevant Fiscal Year, the Parties shall cause the Company to (i) prepare a statement setting forth, in reasonable detail, the Company’s calculation of the Exit Price and the Management Company Price as of the end of the relevant Fiscal Year as if such date was the End Date (based, to the extent available, on audited financial statements), (ii) obtain a statement of confirmation of such calculation from the JV Auditors and (iii) send such statement to the Parties, together with the JV Auditors’ statement of confirmation and the underlying audited financial statements if applicable, no later than March 31 following the end of the relevant Fiscal Year.

(b) Each of OC Topco and SG Parent shall have the right, but not the obligation, to exercise its respective applicable Option during the relevant time period set forth in this Option Agreement by delivering a written notice (the “Option Exercise Notice”) to the other party, indicating its exercise of such right, which notice shall be irrevocable. A copy of such notice shall also be sent to the Company.

(c) The Option Exercise Notice shall be effective if delivered to the relevant party in accordance with Section 6.1 of this Option Agreement within the time period specified in Sections 3.1(a), 3.2(a), 3.3(c) and 3.3(d), as applicable.

(d) (1) To the extent that the Option Exercise Notice is made on a date other than any date during the first quarter of any Fiscal Year or December 31, the Parties shall cause the Company to (i) prepare a statement setting forth, in reasonable detail, the Company’s calculation of the Exit Price (including the performance premium, if applicable) and the Management Company Price for the relevant period (based, to the extent available, on audited financial statements), (ii) obtain a statement of confirmation of such calculation from the JV Auditors and (iii) send such information to OC Topco and SG Parent, together with the JV Auditors’ statement of confirmation, and the audited financial statements if available, no later than sixty (60) days after the Option Exercise Notice. (2) In addition, in the event of an Option Exercise Notice, SG Parent shall (i) prepare an audited balance sheet of SG Topco as of the End Date, using French GAAP, (ii) based on such balance sheet, prepare a statement setting forth, in reasonable detail, an estimate of the calculation of the Target Price as of the Exit Date (taking into account the uncertainty as to the Exit Date), and (iii) send such information and the underlying audited financial statements to OC Topco no later than sixty (60) days after the Option Exercise Notice. Twenty (20) days before the Exit Date, SG Parent shall provide an updated estimate of the Target Price as of the Exit Date, which estimate will be used as the Target Price paid on the Exit Date, subject to Section 3.5. Furthermore, if there is a SG Excess Shareholder Loan, the Parents shall cause the loan payable to the Company (together with the accrued interests thereon) to be converted by the Company into capital of SG Topco immediately prior to the Exit Date.

(e) (1) Unless either OC Topco or SG Parent notifies the other within forty-five (45) days after receipt from the Company of the statements delivered annually set forth in Section 3.4(a) of any specific objections to paragraph (A) of the Exit Price, neither OC Topco or SG Parent shall be entitled to contest any component of paragraph (A) of the Exit Price for any Fiscal Year for which no specific objection has been notified. In case either OC Topco or SG Parent notifies the other party of any specific objections to the statements delivered in accordance with Section 3.4(a) within forty-five (45) days after receipt of the relevant statement (which notice must set forth such objecting party’s determination of the value for such item), the parties shall attempt to settle such objections within fifteen (15) days from the receipt of the notice of objection. (2) In case either OC Topco or SG Parent notifies the other party of any specific objections to the statements delivered in accordance with Section 3.4(d) within forty-five (45) days after receipt of the statements delivered in accordance with Section 3.4(d) (which notice must set forth such objecting party’s determination of the value for such item), the parties shall attempt to settle such objections within fifteen (15) days from the receipt of the notice of objection; it being understood that neither party shall be entitled to object to any component of paragraph (A) of the Exit Price for any Fiscal Year which was finally determined in accordance with Section 3.4(e)(1). (3) If OC Topco and SG Parent are unable to reach agreement within such periods set forth above, only those matters specifically objected to shall be submitted to and decided by Grant Thornton, London Office, or in the event Grant Thornton, London Office is conflicted, an internationally known independent accounting firm (the “Unaffiliated Firm”), at the request of either party. The Unaffiliated Firm shall only consider the matters in dispute and all other matters shall be deemed finally resolved. Each party to the dispute must provide the Unaffiliated Firm in writing its determination of the value of each of the matters in dispute within five (5) days after the Unaffiliated Firm is commissioned. The Unaffiliated Firm shall give both parties the opportunity to present their arguments in writing and shall make its determinations promptly by delivering to OC Topco and SG Parent its determination of the Exit Price, including the performance premium, if applicable, the Management Company Price and/or the Target Price, as applicable, within thirty (30) days after its commissioning by either party. The Unaffiliated Firm’s determinations shall, in the absence of manifest error, be final and binding upon OC Topco and SG Parent. The fees and expenses, if any, of the Unaffiliated Firm shall be shared by OC Topco and SG Parent in inverse proportion to their respective success on the merits and such allocation of fees and expenses shall be calculated by the Unaffiliated Firm and shall be conclusive and binding on the parties. Each party shall otherwise bear its own fees and expenses.

(f) SG Parent shall make available to OC Topco and its advisors and, upon reasonable request, to the Unaffiliated Firm, the books, records, documents and work papers underlying the preparation of the documents referred to in the second sentence of Section 3.4(d). In addition, the Parties shall cause the Company and the Management Company to make available to OC Topco and SG Parent and their advisors and, upon reasonable request, to the Unaffiliated Firm, the books, records, documents and work papers underlying the preparation of the documents referred to in Section 3.4(a) and in the first sentence of Section 3.4(d).

(g) The transfer of all of SG Parent’s Ownership Interests in SG Topco, and payment therefor by OC Topco or its designee(s), shall take place (A) in the case of the exercise by OC Topco of its Call Option or Change of Control Call Option, (i) thirty (30) days after the Exit Price, including the performance premium, if applicable, the Management Company Price and the Target Price shall have been determined in accordance with the provisions of this Section 3.4, or (ii) thirty (30) days after receipt of all necessary regulatory approvals, whichever is later, and (B) in the case of the exercise by SG Parent of its Put Option or Change of Control Put Option, (i) forty-five (45) days after the Exit Price, including the performance premium, if applicable, the Management Company Price and the Target Price shall have been determined in accordance with the provisions of this Section 3.4, (ii) thirty (30) days after receipt of all necessary regulatory approvals, or (iii) one-hundred eighty (180) days after the Option Exercise Notice, whichever is later, in each case at the registered office of the Company or such other place as shall have been agreed between the Parties (the day on which the closing of such transaction takes place, the “Exit Date”). The purchase price shall be paid in USD and shall bear interest calculated daily from the End Date to the date of payment, at the Interest Rate. SG Parent shall deliver to OC Topco (A) with respect to SG Topco, (i) the register of share transfers (“registre des mouvements de titres”) and the individual shareholder accounts (“fiches individuelles d’actionnaires”) on which the sale of the Ownership Interests shall have been duly registered, (ii) a duly completed and executed tax form (“CERFA form 2759”) required in order to register the transfer of the Ownership Interests with the French tax authorities, (B) unconditional resignation letters, effective on the date of transfer, of the directors and corporate officers of SG Topco, and of the directors of the Company and the Management Company designated by SG Parent and (C) any other documents necessary for completion of the sale of the Ownership Interests in SG Topco.

(h) If the transfer of the Ownership Interests in SG Topco pursuant to an Option is subject to the approval of an administrative, regulatory or governmental authority, the Parties agree to use reasonable efforts to agree to reasonable commitments or undertakings that such authority may require from the Parties or the Company as a condition to the authorization of such transfer; provided however that OC Topco and its Affiliates shall in no event be required to agree to any commitments or undertakings that impact to any significant extent the value for them of the contemplated transaction.

(i) If either (A) SG Parent is no longer the sole shareholder of SG Topco (except as contemplated in the last sentence of Section 3.4(d)), (B) SG Topco or its Affiliates have breached Section 2.4(a) in any material respect, (C) SG Topco has, as of the Exit Date, any outstanding material debts or liabilities other than those permitted liabilities under Section 2.5 or (D) the Ownership Interests held by SG Parent in SG Topco are not free and clear of all rights of pledges, liens, options or other encumbrances as of the Exit Date, then OC Topco shall have the option to purchase the Ownership Interests owned by SG Topco in the Company and the Management Company instead of the Ownership Interests owned by SG Parent in SG Topco, for the same consideration less the Target Price, and SG Topco hereby grants such option right to OC Topco. In the event OC Topco exercises such option right, (i) if there are any SG Shortfall Shareholder Loans, SG Topco shall, together with its Ownership Interests in the Company and the Management Company, transfer, for no additional consideration, all rights and interests in such SG Shortfall Shareholder Loans (including the accrued unpaid interest thereon through the Exit Date), if any and (ii) if there is a SG Excess Shareholder Loan, SG Topco shall repay the SG Excess Shareholder Loan (including the accrued unpaid interest thereon through the Exit Date), in which case, the Exit Price shall be increased by the amount of such SG Excess Shareholder Loan (including the accrued unpaid interest thereon through the Exit Date). The relevant provisions of this Article III shall be read in such a case as referring to the Ownership Interests of the Company and the Management Company rather than the Ownership Interests of SG Topco.

(j) To the extent that, in the twelve (12) month period following the End Date, the Joint Venture receives any indemnification payments pursuant to the indemnification provisions of the Master Contribution Agreement for extraordinary events (per U.S. GAAP) that reduced the Exit Price, OC Topco shall, within thirty (30) days after the receipt by the Joint Venture of any such payments, pay to SG Parent the product of (i) 0.4 and (ii) the amount of such indemnification payments.

3.5 Indemnity. SG Parent shall indemnify OC Parent and its Affiliates fully against, and agrees to defend and hold them harmless from, any and all losses, damages, costs and expenses incurred by any of them, upon acquisition of the Ownership Interests in SG Topco, resulting from (i) the legal title to the Ownership Interests purchased in SG Topco, the Company and the Management Company being defective or encumbered and (ii) any liability, actual or contingent, present or future, liquidated or not, in SG Topco not having been taken into account in the determination of the Target Price. This Section 3.5 shall survive the termination of this Option Agreement indefinitely.

3.6 Joint and several liability (obligation solidaire).

(a) OC Topco and OC Parent will be jointly and severally liable (obligation solidaire) for any obligation of OC Topco under this Option Agreement.

(b) SG Topco and SG Parent will be jointly and severally liable (obligation solidaire) for any obligation of SG Topco under this Option Agreement.

ARTICLE IV

TERMINATION OF THE OPTION AGREEMENT

4.1 Termination. The Option Agreement shall terminate on the earliest of the following dates:

(a) at such time as either SG Parent or OC Parent, or their respective successors or Affiliates, shall cease to have an Ownership Interest, direct and indirect, in the Company;

(b) upon notice from either SG Parent or OC Parent to the other Party, if the Closing shall not have been consummated by December 31, 2007; provided, however, that neither Party may terminate this Option Agreement pursuant to this clause (b) if the Closing shall not have been consummated by such date by reason of the failure of such Party or its Affiliates to perform, in all material respects, any of its or their respective covenants or agreements contained in any Transaction Document; and

(c) on the tenth (10th) anniversary of the Closing Date.

ARTICLE V

SETTLEMENT OF DISPUTES

5.1 Dispute Resolution. Except as provided in Section 3.4(e), if there shall be any dispute, controversy or claim (“Dispute”) between an SG Party and an OC Party arising out of, relating to, or connected with this Option Agreement, the breach, termination or invalidity hereof, or the provisions contained herein or omitted herefrom, the Parties shall use their best efforts to resolve the matter on an amicable basis and in a manner fair and equitable to the Parties and their Affiliates. If an SG Party notifies an OC Party or vice-versa that a Dispute has arisen and the parties are unable to resolve such Dispute within thirty (30) days from such notice, then the matter shall be referred to the Chief Executive Officer of OC Parent and the Président, HPM Division of Saint-Gobain, who shall act by mutual agreement on all such matters. No recourse to arbitration under this Option Agreement shall take place unless and until such representatives of the parties have been unable to resolve the Dispute within thirty (30) days after the expiration of the thirty (30) day period referred to above.

5.2 Arbitration. The parties irrevocably agree that any Disputes (other than as provided in Section 3.4(e)) that are not resolved in accordance with Section 5.1 within the two thirty (30) day periods mentioned therein shall be finally settled by arbitration in Brussels, by three arbitrators appointed and proceeding in accordance with the Rules of Arbitration (the “ICC Rules”) of the International Chamber of Commerce (the “ICC”) as the exclusive means of resolving such Disputes. For purposes of appointing such arbitrators, SG Parent and its Affiliates shall constitute one party and OC Parent and its Affiliates shall constitute another party. Each party to the dispute shall appoint one arbitrator. The third arbitrator shall be selected by the two party-appointed arbitrators or, failing agreement within thirty (30) days after the party-appointed arbitrators have been confirmed, by the ICC in accordance with the ICC Rules. All submissions and awards in relation to arbitration under this JV Agreement shall be made in English and all arbitration proceedings and all pleadings shall be in English.

5.3 Confidentiality of the Arbitration. Except as may be required by applicable law, stock exchange rules, governmental authorities, or in connection with the ordinary course operation of the Business, the parties agree to maintain confidentiality as to all aspects of the arbitration, including its existence and results, except that nothing herein shall prevent any party from disclosing information regarding the arbitration for purposes of enforcing the judgment of the arbitral tribunal or in any court proceedings involving the parties. The parties further agree to obtain the arbitral tribunal’s agreement to preserve the confidentiality of the arbitration.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

if to an OC Party:

Owens Corning

One Owens Corning Parkway

Toledo, Ohio 43659

Attention:    General Counsel

Telecopy:    +1 419-248-1723

with copies (which shall not constitute notice) to:

Owens Corning

One Owens Corning Parkway

Toledo, Ohio 43659

Attention:    Law Department

Telecopy:    +1 419-248-1723

if to Saint-Gobain:

Saint-Gobain

Les Miroirs

18 avenue d’Alsace

92096 La Défense Cedex

France

Attention:    Bernard Field

Telecopy:    + 33 1 47 62 31 69

with copies (which shall not constitute notice) to:

Saint-Gobain

Les Miroirs

18 avenue d’Alsace

92096 La Défense Cedex

France

Attention:    Marie-Armelle Chupin

Telecopy:    + 33 1 47 62 36 83

if to SG Topco:

Saint-Gobain

Les Miroirs

18 avenue d’Alsace

92096 La Défense Cedex

France

Attention:    Marie-Armelle Chupin

Telecopy:    + 33 1 47 62 36 83

with copies (which shall not constitute notice) to:

Saint-Gobain

Les Miroirs

18 avenue d’Alsace

92096 La Défense Cedex

France

Attention:    Bernard Field

Telecopy:    + 33 1 47 62 31 69

or to such other address or telecopy number and with such other copies, as such party may hereafter specify in writing for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 6.1 and evidence of receipt is received or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 6.1.

6.2 Amendments; Waivers.

(a) No provision of this Option Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege under this Option Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege.

6.3 Successors and Assigns. The provisions of this Option Agreement shall be binding upon and inure to the benefit of the parties and their respective successors. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Option Agreement without the prior written consent, in the case of an SG Party, OC Parent, and in the case of an OC Party, SG Parent; provided, that the parties may assign their rights under this Option Agreement without the other parties’ prior written consent upon written notice to the other parties (i) to any of their respective direct or indirect wholly owned Subsidiaries (provided, that if any such Subsidiary assignee, delegatee or transferee shall at any time cease to be a direct or indirect wholly owned domestic Subsidiary of the assignor, delegator or transferor, as the case may be, the exception set forth in this clause (i) shall no longer apply and such assignment, delegation or transfer shall be void unless otherwise permitted under this Section 6.3). Notwithstanding the foregoing, no assignment, delegation or other transfer of rights under this Option Agreement shall relieve the assignor of any liability or obligation hereunder. Any attempted assignment, delegation or transfer in violation of this Section 6.3 shall be void.

6.4 Construction. As used in this Option Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural. References in this Option Agreement to a party or other Person include their respective successors and permitted assigns. The words “include,” “includes” and “including” when used in this Option Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references in this Option Agreement to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Option Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Option Agreement refer to this Option Agreement in its entirety and not to any particular Article, Section, Schedule or provision of this Option Agreement. With regard to each and every term and condition of this Option Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Option Agreement. Whenever this Option Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

6.5 Entire Agreement

(a) This Option Agreement, together with the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof.

(b) Except as expressly provided herein, this Option Agreement is not intended to and does not confer upon any Person other than the parties (and their respective successors) any rights or remedies hereunder.

6.6 Governing Law. This Option Agreement shall be construed in accordance with and governed by the Laws of Belgium.

6.7 Severability. Any provision of this Option Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Option Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent any provision of this Option Agreement is determined to be prohibited or unenforceable in any jurisdiction, the parties agree to use reasonable efforts to substitute one or more valid, legal and enforceable provisions that, insofar as practicable, implement the purposes and intent of the prohibited or unenforceable provision.

6.8 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

6.9 Performance. Each Party will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party.

6.10 Interpretation. Any matters not covered under this Option Agreement shall be governed by the relevant provisions of the Master Contribution Agreement and the JV Agreement.

IN WITNESS WHEREOF, this Option Agreement has been executed on behalf of the parties in two (2) originals, on the date first written above.

Owens Corning Composite Coöperatief U.A.

By:	/s/ Michael H. Thaman
Michael H. Thaman
Attorney-in-fact

[Remainder of page intentionally left blank]

Owens Corning

By:	/s/ Michael H. Thaman
Michael H. Thaman
Chief Financial Officer

[Remainder of page intentionally left blank]

Ondatra S.A.S.

By:	/s/ Roberto Caliari
Roberto Caliari
Attorney-in-fact

[Remainder of page intentionally left blank]

Société de Participations Financières et Industrielles S.A.S.

By:	/s/ Roberto Caliari
Roberto Caliari
Attorney-in-fact

Exhibit A

Definitions

“Accumulated Working Capital” means, as of a given date, the sum of (x) the inventory on such date calculated pursuant to a First-in First-out method and (y) net trade receivables outstanding on such date, less net trade payables on such date. Receivables and payables will include related hedging and VAT impact (for example, (i) hedging for foreign currency fluctuations related to the time between recording a transaction and the cash settlement (i.e., collection and payment) and (ii) the VAT portion of an invoice to a customer (i.e., part of the receivable) and payment to a vendor (i.e., part of the payable), will be part of the respective working capital balances).

“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with such specified Person. For purposes of this Option Agreement, no Joint Venture Entity shall be deemed to be an Affiliate of either Party or their Affiliates.

“Annualized” means, when used in relation to EBITDA or lease cost for Metal, the product of (i) the EBITDA or cost figures divided by the total number of full calendar months from the Closing Date to the End Date and (ii) twelve (12).

“Business” shall have the meaning specified in the Master Contribution Agreement.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York, USA, Brussels, Belgium or Paris, France are authorized or required by Law to close.

“Call Option” shall have the meaning specified in Section 3.2(a).

“Carve-Out Amount” means USD7 million plus accrued interest, at the Interest Rate, accrued from the Closing Date until the End Date.

“Change of Control” means an OC Change of Control or an SC Change of Control, as applicable in the relevant context.

“Change of Control Call Option” shall have the meaning specified in Section 3.3(d).

“Change of Control Notice” shall have the meaning specified in Section 3.3(b).

“Change of Control Option” means a Change of Control Call Option or a Change of Control Put Option, as applicable in the relevant context.

“Change of Control Put Option” shall have the meaning specified in Section 3.3(c).

“Closing” and “Closing Date” shall have the meanings specified in the Master Agreement.

“Company” shall have the meaning specified in the recitals.

“Control” (together with the correlative meanings, “Controlled by” or “Controlling”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, contract or otherwise.

“Cumulative Alloy Debt Interest” shall have the meaning specified in the JV Agreement.

“Dispute” shall have the meaning specified in Section 5.1.

“EBITDA” shall have the meaning specified in Schedule 1.1(a).

“End Date” means the date that is the last day of the calendar quarter ending immediately prior to the date one party delivers an Option Exercise Notice to another party, unless the date such Option Exercise Notice is delivered is on the last day of a quarter, in which case it shall be the date of delivery of such Option Exercise Notice.

“Exit Date” shall have the meaning specified in Section 3.4(g).

“Exit Price” shall have the meaning specified in Schedule 1.1.

“Fiscal Year” shall have the meaning specified in the JV Agreement.

“French GAAP” means French accounting rules and generally accepted accounting principles as in effect at the relevant time or for the relevant period.

“ICC” shall have the meaning specified in Section 5.2.

“ICC Rules” shall have the meaning specified in Section 5.2.

“Incremental Acquisition Debt” shall have the meaning specified in the JV Agreement.

“Incremental Alloy Debt Amount” shall have the meaning specified in the JV Agreement.

“Integration Costs Amount” shall mean any adjustments to the Exit Price with respect to integration costs, if any, as may be mutually agreed to in writing by the Parties.

“Interest Rate” means a rate per annum equal to the London Inter-bank Offered Rate for six (6) months deposits as published by British Bankers Association on the first day of the period of computation of the Interest Rate (as applicable), based on a 360-day year and the actual number of days elapsed.

“Joint Venture” shall have the meaning specified in the JV Agreement.

“Joint Venture Entity” shall have the meaning specified in the JV Agreement.

“JV Agreement” shall have the meaning specified in the recitals.

“JV Auditors” shall have the meaning specified in the JV Agreement.

“Law” shall have the meaning specified in the JV Agreement.

“Management Company” shall have the meaning specified in the JV Agreement.

“Management Company Price” means the product of (i) 0.4 and (ii) the result of the difference between the net assets and the net liabilities of the Management Company as of the End Date as reflected in the relevant annual accounts prepared using U.S. GAAP or in the calculations made by the Company using U.S. GAAP pursuant to Section 3.4(d), as applicable.

“Master Contribution Agreement” shall have the meaning specified in the recitals.

“Master Lease Agreement” shall have the meaning specified in the JV Agreement.

“Metal” shall have the meaning set forth in the Master Lease Agreement.

“Net Debt” means the difference, positive or negative, between (i) outstanding indebtedness to third parties for borrowed money (including accrued but unpaid interest), minus (ii) cash or cash equivalents (it being understood that SG Shortfall Shareholder Loans, OC Shortfall Shareholder Loans, SG Excess Shareholder Loans and OC Excess Shareholder Loans (including, in each case, any accrued but unpaid interest) shall not be taken into account in Net Debt). With respect to Joint Venture Entities which are not wholly-owned by the Company (whether directly or indirectly), the amount of the net indebtedness to third parties to be calculated in the calculation of Net Debt shall be equal to the amount of such Joint Venture Entities outstanding net indebtedness to third parties multiplied by the Ownership Interest of the Company in such Joint Venture Entities.

“OC Change of Control” means an event or transaction pursuant to which an SG Competitor shall obtain, directly or indirectly, the power either to (1) elect more than fifty percent (50%) of the directors of OC Parent (or any Affiliate thereof which, following such event or transaction, will own, directly or indirectly, the shares of OC Topco) or of OC Topco (or any Affiliate thereof which, following such event or transaction, will own, directly or indirectly, Ownership Interests in the Company or the Management Company), or (2) direct or cause the direction of the management and policies of OC Parent, such Affiliate which, following such event or transaction, will own, directly or indirectly, the shares of OC Topco or of OC Topco (or any Affiliate thereof which, following such event or transaction, will own, directly or indirectly, Ownership Interests in the Company or the Management Company), whether by contract or otherwise.

“OC Competitor” means each Person (and all Affiliates of any such Person) identified by OC Parent in a letter delivered by OC Parent to SG Parent (pursuant to the notice requirements of Section 6.1) on or prior to the Closing Date, provided that OC Parent may update such list every year on the anniversary of the Closing Date by providing such a letter to SG Parent on or prior to any such anniversary date; provided further that the number of OC Competitors set forth therein shall not exceed five (5).

“OC Excess Shareholder Loan” shall have the meaning specified in the Master Contribution Agreement.

“OCIL Acquisition Debt” shall have the meaning specified in the JV Agreement.

“OC Korea Acquisition Debt” shall have the meaning specified in the JV Agreement.

“OC Parent” shall have the meaning specified in the preamble.

“OC Party” means OC Parent and any Subsidiary of OC Parent.

“OC Pension Exit Price Adjustment” shall have the meaning specified in the Master Contribution Agreement.

“OC Shortfall Shareholder Loan” shall have the meaning specified in the Master Contribution Agreement.

“OC Topco” shall have the meaning specified in the preamble.

“Options” means the Put Option, the Call Option, the Change of Control Put Option and the Change of Control Call Option.

“Option Agreement” shall have the meaning specified in the preamble.

“Option Exercise Notice” shall have the meaning specified in Section 3.4(b).

“Ownership Interest” means the ownership interests, in any form whatsoever, direct or indirect, of a Person in another Person.

“Parents” shall have the meaning specified in the preamble.

“Parties” means the parties to this Option Agreement.

“Person” shall have the meaning specified in the Master Contribution Agreement.

“Put Option” shall have the meaning specified in Section 3.1(a).

“SG Change of Control” means shall mean an event or transaction pursuant to which an OC Competitor shall obtain, directly or indirectly, the power either to (1) elect more than fifty percent (50%) of the directors of SG Parent (or any Affiliate thereof which, following such event or transaction, will own, directly or indirectly, the shares of SG Topco) or of SG Topco (or any Affiliate thereof which, following such event or transaction, will own, directly or indirectly, Ownership Interests in the Company or the Management

Company), or (2) direct or cause the direction of the management and policies of SG Parent, such Affiliate which following such event or transaction, will own, directly or indirectly, the shares of SG Topco (or any Affiliate thereof which, following such event or transaction, will own, directly or indirectly, Ownership Interests in the Company or the Management Company), whether by contract or otherwise.

“SG Competitor” means each Person (and all Affiliates of any such Person) identified by SG Parent in a letter delivered by SG Parent to OC Parent (pursuant to the notice requirements of Section 6.1) on or prior to the Closing Date, provided that SG Parent may update such list every year on the anniversary of the Closing Date by providing such a letter to OC Parent on or prior to any such anniversary date; provided further that the number of SG Competitors set forth therein shall not exceed five (5).

“SG Excess Shareholder Loan” shall have the meaning specified in the Master Contribution Agreement.

“SG Parent” shall have the meaning specified in the preamble.

“SG Party” means SG Parent and any Subsidiary of SG Parent.

“SG Pension Exit Price Adjustment” shall have the meaning specified in the Master Contribution Agreement.

“SG Shortfall Shareholder Loan” shall have the meaning specified in the Master Contribution Agreement.

“SG Topco” shall have the meaning specified in the preamble.

“Subsidiary”, as it relates to any Person, means with respect to such Person, any other Person of which the specified Person, either directly or through or together with any other of its Subsidiaries, owns more than 50% of the voting power in the election of directors or their equivalents or otherwise having the power to direct the business and policies of that Person, other than as affected by events of default; provided, that no Joint Venture Entity shall be considered a Subsidiary of either of SG Parent or OC Parent or their Affiliates.

“Target Price” means the result (positive or negative) of the difference between (1) cash and cash equivalents and (2) liabilities; it being understood that liabilities shall include reserves and provisions (other than reserves and provisions in respect of the Ownership Interests of SG Topco in the Company and the Management Company) of SG Topco and exclude any SG Excess Shareholder Loans as of the Exit Date as calculated pursuant to Section 3.4.

“Transaction Documents” shall have the meaning specified in the Master Contribution Agreement.

“Unaffiliated Firm” shall have the meaning specified in Section 3.4(e).

“USD” means United States dollars.

“U.S. GAAP” means United States generally accepted accounting principles as in effect at the relevant time or for the relevant period.